Exhibit 99.1

BED BATH & BEYOND INC. REPORTS NET EARNINGS

FOR FISCAL FIRST QUARTER

•                  Net Earnings for Quarter of $.30 per Diluted Share

•                  Quarterly Net Sales Increase by 6.1%

•                  Quarterly Comparable Store Sales Increase by 0.8%

UNION, New Jersey, June 25, 2008 — Bed Bath & Beyond Inc. today reported net earnings of $.30 per diluted share ($76.8 million) in the fiscal first quarter ended May 31, 2008, compared with net earnings of $.38 per diluted share ($104.6 million) in the same quarter a year ago. Net sales for the fiscal first quarter of 2008 were approximately $1.648 billion, an increase of approximately 6.1% from net sales of $1.553 billion reported in the fiscal first quarter of 2007. Comparable store sales for the fiscal first quarter of 2008 increased by approximately 0.8%, compared with an increase of approximately 1.6% in last year’s fiscal first quarter.

Steven H. Temares, Chief Executive Officer and a Member of the Board of Directors of Bed Bath & Beyond Inc. stated, “We continue to take a long-term approach to our business and work to continue to distance ourselves from our competitors by striving to be our customers’ first choice for the products we offer domestically, interactively and over the long-term, internationally. Consistent with this, following our successful entry into Canada in December and the announcement of our expansion plans there, we were very pleased to have  announced in May the formation of a joint venture with Home & More, S.A. de C.V., a privately-held home products retailer operating two stores in Mexico. We are excited to be entering Mexico with the strong management team of Home & More as our partners.”

Also during the fiscal first quarter of 2008, the Company repurchased approximately 0.4 million shares of its common stock for an aggregate cost of approximately $14 million. As of May 31, 2008, the balance remaining of the share repurchase program authorized in September 2007 was approximately $953 million.

As of May 31, 2008, the Company operated a total of 981 stores, including 890 Bed Bath & Beyond stores (9 of which were opened during the fiscal first quarter), in 49 states, the District of Columbia, Puerto Rico and Canada. In addition, as of May 31, 2008, Christmas Tree Shops operated 41 stores, buybuy BABY operated 10 stores (1 of which was opened during the fiscal first quarter) and 40 stores operated under the names of Harmon and Harmon Face Values. Consolidated store space as of May 31, 2008 was approximately 30.4 million square feet. Since the beginning of the fiscal second quarter on June 1, 2008, 2 additional Bed Bath & Beyond stores have opened.

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon, Harmon Face Values and buybuy BABY. The Company sells a wide assortment of merchandise principally including domestics merchandise and home furnishings as well as food, giftware, health and beauty care items and infant and toddler merchandise. Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index. The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation: general economic conditions including the housing market and fuel costs; changes in the retailing environment and consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; the impact of failed auctions for auction rate securities held by the Company; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the informal inquiry commenced by the SEC, the possibility that the SEC may not agree with all of the special committee’s findings and recommendations and may require additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, any tax implications relating to the Company’s stock option grants, the outcome of a shareholder derivative action filed against certain of the Company’s officers and directors and related matters, and the possibility of other private litigation relating to such stock option grants and related matters. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Ronald Curwin	908-855-4550
Kenneth C. Frankel	908-855-4554

(Tables Follow)

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	May 31,	June 2,
	2008	2007

Net sales	$1,648,491	$1,553,293
Cost of sales	992,491	907,184
Gross profit	656,000	646,109
Selling, general and administrative expenses	537,181	491,718
Operating profit	118,819	154,391
Interest income	4,530	9,890
Earnings before provision for income taxes	123,349	164,281
Provision for income taxes	46,572	59,634
Net earnings	$76,777	$104,647

Net earnings per share - Basic	$0.30	$0.38
Net earnings per share - Diluted	$0.30	$0.38

Weighted average shares outstanding - Basic	256,634	273,564
Weighted average shares outstanding - Diluted	259,263	278,249

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	May 31,	June 2,
	2008	2007
Assets

Current assets:
Cash and cash equivalents	$240,255	$183,131
Short term investment securities	15,000	512,022
Merchandise inventories	1,726,148	1,558,478
Other current assets	259,917	274,795

Total current assets	2,241,320	2,528,426

Long term investment securities	307,734	74,937
Property and equipment, net	1,112,116	954,620
Other assets	325,004	310,657

	$3,986,174	$3,868,640

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$597,011	$608,982
Accrued expenses and other current liabilities	256,083	244,612
Merchandise credit and gift card liabilities	172,816	151,547
Current income taxes payable	33,235	67,866

Total current liabilities	1,059,145	1,073,007

Deferred rent and other liabilities	198,503	170,274
Income taxes payable	74,753	124,465

Total liabilities	1,332,401	1,367,746

Total shareholders’ equity	2,653,773	2,500,894

	$3,986,174	$3,868,640

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Three Months Ended
	May 31,	June 2,
	2008	2007

Cash Flows from Operating Activities:

Net earnings	$76,777	$104,647
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	43,619	37,339
Amortization of bond premium	—	671
Stock-based compensation	10,377	10,022
Tax benefit from stock-based compensation	2,672	545
Deferred income taxes	(6,736)	(15,551)
(Increase) decrease in assets, net of effect of acquisition:
Merchandise inventories	(109,167)	(38,169)
Trading investment securities	(1,555)	(1,418)
Other current assets	(17,803)	(26,783)
Other assets	(626)	13
Increase (decrease) in liabilities, net of effect of acquisition:
Accounts payable	44,545	12,180
Accrued expenses and other current liabilities	(2,868)	(2,736)
Merchandise credit and gift card liabilities	1,564	4,270
Income taxes payable	19,347	28,913
Deferred rent and other liabilities	5,654	3,674

Net cash provided by operating activities	65,800	117,617

Cash Flows from Investing Activities:

Redemption of held-to-maturity investment securities	—	94,666
Purchase of available-for-sale investment securities	—	(315,780)
Redemption of available-for-sale investment securities	4,825	512,475
Capital expenditures	(51,673)	(76,523)
Investment in unconsolidated joint venture, including fees	(4,659)	—
Payment for acquisition, net of cash acquired	—	(85,893)

Net cash (used in) provided by investing activities	(51,507)	128,945

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	11,214	9,720
Excess tax benefit from stock-based compensation	4,315	2,683
Repurchase of common stock, including fees	(13,651)	(289,215)

Net cash provided by (used in) financing activities	1,878	(276,812)

Net increase (decrease) in cash and cash equivalents	16,171	(30,250)

Cash and cash equivalents:
Beginning of period	224,084	213,381
End of period	$240,255	$183,131